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                        SPELLING ENTERTAINMENT GROUP INC.
            EXHIBIT 11 -- COMPUTATION OF NET INCOME PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           Three Months Ended
                                                                March 31,
                                                           1999           1998
                                                         -------         -------
Net income                                               $ 3,224         $ 1,614
                                                         =======         =======
Shares:
      Basic shares -- weighted average of
        common shares outstanding                         93,028          91,740
      Additional shares assuming conversion
        of stock options and warrants                        189             983
                                                         -------         -------
Diluted shares                                            93,217          92,723
                                                         =======         =======
Net income per common share:
      Basic                                              $  0.03         $  0.02
      Diluted                                            $  0.03         $  0.02